Exhibit 10.11

SEARCH RING

LICENSE & SERVICE AGREEMENT

BAC-CIG, LLC

As Licensor

Between

and

CIG SERVICES, LLC

as Licensee

SEARCH RING LICENSE AND SERVICE AGREEMENT

THIS SEARCH RING LICENSE AND SERVICE AGREEMENT (this “Agreement”) is made and entered into effective as of October 7, 2011 (the “Effective Date”) by and between BAC-CIG, LLC (the “Licensor”) and CIG Services, LLC (the “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor holds either, (i) the right, title and interest; or (ii) the indirect economic interest, to a specific portfolio of search rings, attached hereto (collectively, the “Search Ring Assets”);

WHEREAS, Licensee has established a new business for developing, managing, servicing and constructing telecommunications infrastructure (towers);

WHEREAS, the Licensor desires to license such Search Ring Assets to Licensee for the purpose of authorizing and permitting Licensee to utilize the Search Ring Assets to develop, exploit, construct and market telecommunication tower and infrastructure assets (“Future Tower Assets”); and

WHEREAS, simultaneously with, and as a condition precedent to, the execution of this Agreement, the Licensor and Licensee shall enter into a contribution agreement (or agreement under similar name) whereby the Licensor shall make a capital contribution in the amount of Two Million Dollars ($2,000,000) through the purchase of One Million (1,000,000) Shares of Series A 4% Preferred Stock in the Licensee’s parent company that owns all of the membership interests in the Licensee.

NOW, THEREFORE, in consideration of the existing and continuous relationship, services and rights granted, premises and of the mutual covenants set forth herein, and other good and valuable considerations, the receipt, sufficiency and adequacy of which are hereby acknowledged, Licensor and Licensee, each intending to be legally bound, hereby agree as follows:

1.      Grant of License

Licensor hereby grants to Licensee, and Licensee hereby accepts a revocable right (the “License”) to use and employ the Search Ring Assets in the exploitation, development, construction, modification, use, and marketing of Future Tower Assets in the Territory (as hereinafter defined) and the right to sublicense others to do so on the same terms as set forth in this Agreement.

2.      Licensee’s Services / Scope of Exploitation

2.1         Licensor hereby engages Licensee to perform design, development, testing, construction or other work based on the Search Ring Assets for the purpose of creating Future Tower Assets.

2.2         Licensee hereby accepts such engagement by Licensor and shall use best efforts to successfully and commercially exploit the Search Ring Assets for the purpose of creating Future Tower Assets.

2.3         Licensee shall assist Licensor in the development and use of Search Ring Assets by providing to Licensor such services and advice as Licensor shall reasonably request.  Licensee shall advise Licensor in writing of any improvements to Search Ring Assets of which Licensee becomes aware during the Term (as hereinafter defined) of this Agreement.

2.4         Third party costs or Licensee’s costs incurred in consideration of development of Search Ring Assets or Future Tower Assets thereof (collectively, “Development Costs”) shall be borne directly by Licensee and deducted as cost from Gross Royalty Revenues (as defined in Section 5.2).  Licensee shall furnish Licensor with sufficient budget or invoices and background information in connection with the calculation of Development Costs and Gross Royalty Revenues pursuant to Section 5 hereof.

3.      Term of License

Unless the parties mutually agree to extend the term of this Agreement, the term of this Agreement shall be for a term ending December 31, 2012 (the “Term”).  Upon termination of this Agreement, (i) all license rights granted by Licensor to Licensee in Section 1 shall automatically terminate; and (ii) all royalty obligations hereunder shall expire.  All Search Ring Assets existing at the time of termination shall be solely owned by Licensor, and Licensee shall have no further rights to such Search Ring Assets.

4.      Territory

Licensor grants the License to Licensee under this Agreement exclusively for the territory of North America (the “Territory”).

5.      License Fee

5.1         In consideration of the License granted pursuant to this Agreement, Licensor shall receive a license fee equal to Seventy Percent (70%) of the Net Profits as defined under this Agreement and collected through the exploitation, distribution, construction, sales, servicing and/or marketing of Search Ring Assets or Future Tower Assets deriving thereof.

5.2         “Net Profits” shall be defined as all the revenues collected from the Future Tower Assets developed by Licensee (collectively, the “Gross Royalty Revenues”) less Licensee’s industry standard construction costs to develop same, which shall include, but not necessarily be limited to, Development Costs.  To the extent Licensee may sell, distribute, market, service or in any other form exploit Search Ring Assets in a modified, corrected, updated, or enhanced form, the Net Profits attributable thereto shall be prorated in good faith by Licensee based on the fair market of each Search Ring Asset, and such portion of Net Profits shall be deemed revenues received with respect to the exploitation of Search Ring Assets and shall constitute Net Profits hereunder.

5.3         Licensee shall pay Net Profits due to Licensor under Section 5 within fourteen (14) working days after Licensee generates Gross Royalty Revenue in connection with a Search Ring Asset or Future Tower Asset.

6.            Confidentiality

6.1         Licensor and Licensee acknowledge and agree that the Search Ring Assets constitute commercially valuable technology, the design and development of which reflect the effort of experts and the investment of substantial time and money.  Licensor and Licensee both recognize that the continued value of the Search Ring Assets depends on the preservation and enforcement of the trade secrets, copyrights, and other proprietary interests embodied therein and to be embodied in Search Ring Assets developed pursuant to this Agreement.  Therefore, Licensor and Licensee agree, for their mutual benefit, to apply their reasonable efforts to protect and defend the trade secrets and copyrights in the Search Ring Assets against unauthorized use or infringement.

6.2         Licensor and Licensee shall each take reasonable steps to ensure that all persons afforded access to the Search Ring Assets protect the Search Ring Assets against unauthorized use, dissemination, disclosure, reproduction, or distribution.  Licensee shall impose and enforce constant restrictions upon any sub licensees permitted hereunder.  Furthermore, Licensor and Licensee shall each reproduce and include in all copies of Search Ring Assets appropriate copyright legends and proprietary restrictions.  Licensee shall use Licensee’s best efforts, consistent with the efforts Licensee uses to protect Licensee’s own most valuable and sensitive trade seem data, to maintain the confidentiality of all Search Ring Assets.

6.3         Such confidentiality obligations shall not apply, however, to Search Ring Assets (1) the extent any information with respect to same is available in the public domain at the time of its use or disclosure; (2) the extent any such information is already known by Licensee at the time it is as made available by Licensor; (3) independently developed by Licensee with no reference to the Search Ring Assets Licensed to Licensee hereunder; (4) the extent required to be disclosed pursuant to official process, order or demand so long as Licensor shall be given prior notice of such official process, order, or demand adequate to enable Licensor to oppose the same; or (5) necessarily disclosed in the marketing and sale of Search Ring Assets or Future Tower Assets.

7.            Termination

7.1         This Agreement may not be terminated prior to the expiration of Term, unless otherwise provided in this Agreement or for Cause by Licensor or Licensee.

7.2         As used herein, the term “Cause” under this Agreement shall mean:

(i)      A material breach of any obligation under this Agreement provided that the breaching party has been provided sufficient notice and time to remedy such breach; or

(ii)     The commencement of any bankruptcy proceeding with respect to either Licensor or Licensee.

8.            Payment & Accounting

Licensee shall keep accurate records and books of account indicating in detail the Search Ring Assets distributed and the revenues derived from the Search Ring Assets and Future Tower Assets.  Such records and books of account shall be open to examination at all reasonable times during regular business hours by representatives of Licensor.  Licensee shall permit Licensor’s representatives to take excerpts from, and make copies of, any entries therein.  Licensee shall furnish such other reports as may from time to time be reasonably requested by Licensor, provided that the requisite information is reasonably available to Licensee and properly relates to transactions under this Agreement.

9.            Indemnification

9.1         Licensor shall indemnify, defend, and hold harmless Licensee from and against any and all claims, demands, or actions and any losses, expenses, and damages resulting directly therefrom (including court costs and reasonable attorney fees) (1) based on a claim against Licensee that the Search Ring Assets infringes or abridges a third-party right in the United States in a validly issued patent, copyright, or trade secret and (2) based on an error in the representations made pursuant to Section 10 hereof.  Any such indemnification by Licensor pursuant to (1) above shall be contingent upon Licensee giving Licensor prompt written notice of the claim for which indemnification is sought, Licensee allowing Licensor to control the defense and/or settlement of such claim, and Licensee cooperating with Licensor in such defense and/or settlement.

9.2         Licensee agrees to, and shall, indemnify, defend, and hold harmless Licensor from and against any and all claims, demands, or actions and any losses, expenses, and damages resulting directly therefrom (including court costs and reasonable solicitor fees) based on any unauthorized use, modification, or distribution by Licensee of the Search Ring Assets in violation of the terms of this Agreement.  Any such indemnification by Licensee pursuant to this subsection shall be contingent upon Licensor giving Licensee prompt written notice of the claim for which indemnification is sought, Licensor allowing Licensee to control the defense and/or settlement of such claim, and Licensor cooperating with Licensee in such defense and/or settlement of such claim.

10.        Representations & Warranties

Licensor and Licensee represent and warrant to and for the benefit of other party that:

Licensor has the full right, title and interest in and to the Search Ring Assets, free and clear of any encumbrance, charge or restriction;

Licensor and Licensee have the right and authority to enter into this Agreement and confer to Licensee the rights granted by this Agreement; and

No consent, approval, or authorization of or filing with any public or governmental body on the part of Licensor is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby.

11.        Miscellaneous

11.1     No Agency.  It is understood that, in giving effect to this Agreement, Licensee shall not be deemed to be an agent or employee of Licensor for any purpose, and Licensee’s relationship to Licensor shall be that of an independent contractor.  Licensee shall not have the right to enter into contracts or to incur expenses or liabilities on behalf of Licensor.

11.2     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Georgia without giving effect to the principals of conflicts of law thereunder.  Any and all legal or equitable action shall take place only in those state and/or federal courts physically located within the State of Georgia, and the parties hereto hereby consent to the personal jurisdiction and venue of any such courts.

11.3     Binding Effect; No Assignment.  This Agreement shall be binding upon and inure to the benefits of Licensee and Licensee’s respective successors and assigns.  Licensor may not assign Licensor’s rights under this Agreement, or delegate Licensor’s obligations, without prior written consent of Licensee (which consent shall not be unreasonably withheld or delayed), and any such assignment or delegation in the absence of such consent shall be void.

11.4     Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and it integrates all prior statements and agreements respecting the same.  This Agreement may be amended only by a document executed by both parties purporting to effect such an amendment.

11.5     Survival of Terms.  The provisions of Sections 6 and 9 of this Agreement shall survive expiration or termination of this Agreement or any reason.

11.6       Interpretation.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party thereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

11.7     Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

11.8     Entire Agreement; Severability.  This Agreement constitutes the entire agreement between the parties hereto, and no oral statements or prior written matter not specifically incorporated herein shall be of any force or effect. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

[Signature Page To Follow]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized representatives.

LICENSOR:

BAC-CIG, LLC

Date of Signature: October 7, 2011

By: /s/ Melissa Spinella

Name: Melissa Spinella

Title: Vice President

LICENSEE:

CIG Services, LLC

Date of Signature: October 7, 2011

By:  /s/ Akram Baker

Name: Akram Baker

Title: President

[SIGNATURE PAGE – SEARCH RING LICENSE AND SERVICE AGREEMENT 2 BETWEEN BAC-CIG, LLC AND CIG SERVICES, LLC]